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Contact:  Peyton Marshall or                Justin Jackson (Media) or
          Jill Sawdon                       John Nugent (Investors)
          The Medicines Company             Burns McClellan
          (617) 225-9099 (ph)               (212) 213-0006 (ph)
          (617) 225-2397 (fx)               (212) 213-4447 (fx)

FOR IMMEDIATE RELEASE


            THE MEDICINES COMPANY REPORTS RESULTS FROM HERO-2 TRIAL:
            AN INTERNATIONAL CLINICAL STUDY IN HEART ATTACK PATIENTS

   TREATMENT WITH ANGIOMAX(R)(BIVALIRUDIN) REDUCES THE COMBINED RISK OF DEATH
                             OR SECOND HEART ATTACK

CAMBRIDGE, MA, September 2, 2001 - The Medicines Company (NASDAQ: MDCO) announced today the results from HERO-2, an international trial studying the effects of ANGIOMAX(R) (bivalirudin) as a potential new treatment among patients receiving fibrinolysis for myocardial infarction (heart attack). Professor Harvey White, principal investigator in the trial, reported to the European Society of Cardiology meeting in Stockholm on Sunday, September 2nd 2001 that in the trial ANGIOMAX reduced the combined incidence of death or investigator-reported second myocardial infarction compared to heparin at 30 days by 1.3% (14.2% in patients treated with heparin vs. 12.9% in patients treated with ANGIOMAX [p value = 0.023]). Professor White also reported the overall clinical benefit of ANGIOMAX compared to heparin. The combined incidence of death, reinfarction or non-fatal disabling stroke was significantly reduced by ANGIOMAX (p-value 0.049) - saving 11 patients from these catastrophic events for every 1000 patients treated.

The investigators observed that patients treated with ANGIOMAX had a 30% reduction in second myocardial infarction at 96 hours compared to heparin (p-value 0.001). The reduction in second myocardial infarction was also statistically significant at 30 days both when the second myocardial infarctions were determined by the treating clinician (p-value 0.001) and when adjudicated by an independent panel of experts (p-value 0.004). HERO-2 was the first myocardial infarction trial to perform systematic, blinded adjudication of repeat heart attacks by an independent, expert panel. Since the diagnosis of a second heart attack is often clinically uncertain, the use of a blinded independent adjudication panel was designed to improve the accuracy of the treatment effect seen in this trial.

With 17,073 patients at 539 hospitals in 46 countries, the trial was designed to be large enough to assess clinically important differences in 30-day mortality and second myocardial infarction as individual endpoints. Patients in the trial were treated with either heparin or ANGIOMAX, alongside fibrinolytic therapy with streptokinase and platelet inhibition with aspirin

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Patients treated with ANGIOMAX in the trial also showed a 4% lower risk of death than those treated with heparin, a level that did not reach conventional levels of statistical significance. The data indicated that ANGIOMAX-based treatment was at least as effective (and therefore non-inferior) to standard (heparin) therapy in terms of mortality with an odds ratio of 0.96 (95% confidence interval 0.86-1.07). The overall death rates of 10.8% at 30 days reflected the countries involved (approximately 70% of patients enrolled in the trial were treated in Russia or Eastern European countries) and the risk profile of the patients enrolled in the study. Death rates were lowest in Western countries (6.7%) and highest in Russia (13.2%).

The overall incidence rate of intra-cranial hemorrhage - the most important side effect associated with anticoagulation and fibrinolysis for heart attack - was 0.5%. This was lower than the incidence rate of 0.7-1.1% reported in other recent "clot buster" trials, and there was not a significant increase in the incidence in patients treated with ANGIOMAX compared to patients treated with heparin. Furthermore there was not a significant increase in other severe bleeding or blood transfusions in ANGIOMAX patients compared to heparin patients.

Professor White commented, "These results validate the idea that new anti-thrombin agents such as ANGIOMAX will move us forward in the quest to improve treatments for heart attack worldwide. The results are consistent with data from other recent trials such as GUSTO-V and ASSENT-3 where mortality has not been significantly reduced, but where second heart attacks have also been prevented using new drugs. ANGIOMAX is therefore added to a short list of drugs inhibiting platelets, such as abciximab, and drugs indirectly inhibiting thrombin, such as enoxaparin, which have recently become part of our treatment options."

Dr. Eric Topol, the Chairman of Cardiovascular Medicine at the Cleveland Clinic performed an independent review of the data in HERO-2. "The results of this trial are clinically meaningful," said Dr. Topol. "HERO-2 validates ANGIOMAX as an important drug in management of acute ischemic heart disease. The finding of substantial reductions in second heart attacks without significant increases in intracranial hemorrhage provides a significant step forward in patient care."

"This is yet another demonstration that ANGIOMAX is better than heparin in ischemic heart disease patients," stated Clive Meanwell, Chief Executive Officer and President of The Medicines Company. "Future work with ANGIOMAX will build on the striking reduction in reinfarction rates seen in this trial - particularly in the field of catheter-based reperfusion in the cardiac catheterization laboratory."

There will be a conference call with management on Tuesday, September 4 at 8:30 AM (Eastern Time) to discuss these results. To listen in, please dial 800-593-7038. If you are calling from outside the United States, please dial
1.847.619.6820. If you are unable to participate in the live


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call, an electronic recording will be available through September 11. To listen to the recording, please dial 888.843.8954 or 1.630.652.3043 from outside the United States. The passcode for the call is 4611267.

ABOUT HEART ATTACK

According to the American Heart Association, an estimated 7.3 million Americans age 20 and older have a history of heart attacks. This year, approximately 1.1 million Americans will have a new or recurrent heart attack (about 450,000 of these will be recurrent attacks).

A major cause of heart attack is a thrombus, or blood clot, that obstructs the flow of blood to the heart, thereby depriving it of oxygen and nutrients. Blood clots are composed of fibrin, platelets and thrombin. While fibrinoloytic agents such as streptokinase break up only the fibrin element of the clot, ANGIOMAX targets thrombin. Since ANGIOMAX is a small-molecule, direct inhibitor of thrombin, it can inhibit both fluid-phase (inactive) or clot-bound (active) thrombin, whereas heparin, an indirect thrombin inhibitor, can only inhibit fluid-phase thrombin and its action can be impaired by other elements found in blood. A previous trial (HERO-1) showed that ANGIOMAX was more effective than heparin in achieving and maintaining blood flow in the coronary artery following myocardial infarction.

ABOUT ANGIOMAX

ANGIOMAX is a small-molecule, reversible, direct thrombin inhibitor that has been shown to reduce the incidence of death, myocardial infarction, and the need for revascularization in patients undergoing balloon angioplasty. In addition, ANGIOMAX has been associated with a significant reduction in bleeding complications in this patient group. Its benefits remain consistent in high-risk patients, unlike other agents that show reduced efficacy in such patient groups. Reductions in these complications not only represent the opportunity for better patient care, but also for cost-savings by institutions.


ANGIOMAX is indicated for use as an anticoagulant in patients with unstable angina undergoing percutaneous transluminal coronary angioplasty (PTCA). ANGIOMAX is intended for use with aspirin. The most common (=>10%) adverse events for ANGIOMAX were back pain, pain, nausea, headache, and hypotension. The incidence of these adverse events was comparable in both the ANGIOMAX and heparin groups. ANGIOMAX is contraindicated in patients with active major bleeding or hypersensitivity to ANGIOMAX or its components. An unexplained fall in blood pressure or hematocrit, or any unexplained symptom, should lead to serious consideration of a hemorrhagic event and cessation of ANGIOMAX administration.



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ABOUT THE MEDICINES COMPANY

The Medicines Company was founded in 1996 to acquire, develop and commercialize selected pharmaceutical products in late stages of development and approved products. In December 2000, the Company received marketing approval from the U.S. Food and Drug Administration for ANGIOMAX for use as an anticoagulant in combination with aspirin in patients with unstable angina undergoing coronary balloon angioplasty. The Company began selling ANGIOMAX in the United States in January 2001. The Company expects ANGIOMAX to be the cornerstone product of a planned acute hospital franchise. Ongoing clinical programs with ANGIOMAX include the REPLACE studies of ANGIOMAX in coronary angioplasty. The Company is also developing ANGIOMAX for additional potential applications for use in the treatment of ischemic heart disease. ANGIOMAX is being examined in patients undergoing angioplasty with heparin-induced thrombocytopenia and heparin-induced thrombocytopenia and thrombosis. The Company is also developing a second product, CTV-05, a proprietary biotherapeutic agent with a potentially broad range of applications in the treatment of gynecological and reproductive infections. CTV-05 is currently being studied in a double-blind placebo controlled trial supported by NIH examining the safety and effectiveness of the compound as an adjunct to antibiotic therapy in the treatment of bacterial vaginosis. Additional information about the company and its products can be found at www.themedicinescompany.com.

This press release contains forward-looking statements that involve a number of risks and uncertainties. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words, "believes," "anticipates," "plans," "expects," "intends," and similar expressions are intended to identify forward-looking statements. Important factors that could cause actual results to differ materially from the expectations described in these forward-looking statements are set forth under the caption "Risk Factors " in the Company's Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 13, 2001 and incorporated herein by reference. These risk factors include risks as to the commercial success of ANGIOMAX(R) (bivalirudin); how long the Company will be able to operate on its existing capital resources; whether the Company's products (other than ANGIOMAX for its approved indication) will advance in the clinical trials process, the timing of such clinical trials, whether the clinical trial results will warrant continued product development, whether and when, if at all, the Company's products will receive approval from the U.S. Food and Drug Administration or equivalent regulatory agencies, and for which indications, and, if such products receive approval, whether they will be successfully marketed; the Company's history of net losses; and the Company's dependence on third parties, including manufacturers, suppliers, sales agents and collaborators.


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